As filed with the Securities and Exchange Commission on April 30, 2020.

Registration No. 333-229463

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to

Form F-1

on

Form F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Oi S.A. – In Judicial Reorganization

(Exact Name of Registrant as Specified in its Charter)

The Federative Republic of Brazil	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Rua Humberto de Campos 425, 8th floor, Leblon

22430-190 Rio de Janeiro, RJ

Federative Republic of Brazil

+55 21 3131-2918

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark Bagnall

White & Case LLP

200 S. Biscayne Blvd.

Suite 4900

Miami, FL 33131

(305) 371-2700

Approximate date of commencement of proposed sale to the public: From time to time after effectiveness of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

TERMINATION OF OFFERING AND REMOVAL OF SECURITIES FROM REGISTRATION

This Post-Effective Amendment No. 2 to Form F-1 on Form F-3 (“Post-Effective Amendment No. 2”) relates to a registration statement of Oi S.A. – In Judicial Reorganization (the “Company”) on Form F-1 filed with the Securities and Exchange Commission (the “SEC”) on February 1, 2019, as amended by Pre-Effective Amendment No. 1 filed with the SEC on February 4, 2019, and as further amended by Post-Effective Amendment No. 1 to Form F-1 on Form F-3 filed with the SEC on May 1, 2020 (the “Registration Statement”) with respect to the resale by the certain selling shareholders (the “Selling Shareholders”) of common shares of the Company in the form of American Depositary Shares (the “Common ADSs”), each representing five common shares of the Company.

The Registration Statement was filed in accordance with the requirements of a Registration Rights Agreement among the Company and the Selling Shareholders, under which the Company agreed to maintain the effectiveness of the Registration Statement for so long as the Selling Shareholders held Registrable Securities (as defined in the Registration Rights Agreement). As of the date of this Post-Effective Amendment No. 2, no Common ADSs continue to be Registrable Securities.

As a result, by filing this Post-Effective Amendment No. 2, the Company has terminated any and all offerings of its Common ADSs by the Selling Shareholders pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and removes from registration any Common ADSs that were registered but not sold by the Selling Shareholders under the Registration Statement as of the date hereof.

The Selling Shareholders named in the Registration Statement were notified to suspend the use of the Registration Statement as of October 1, 2019 and are hereby advised not to rely on the Registration Statement for any further resales of Common ADSs.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 2 to Form F-1 on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Rio de Janeiro, State of Rio de Janeiro, Brazil, on April 30, 2020.

Oi S.A. – In Judicial Reorganization

/s/ Rodrigo Modesto de Abreu
Name: Rodrigo Modesto de Abreu
Title: Chief Executive Officer

/s/ Camille Loyo Faria
Name: Camille Loyo Faria
Title: Chief Financial Officer and Investor Relations Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to Form F-1 on Form F-3 has been signed by the following persons on April 30, 2020 in the capacities indicated:

/s/ Rodrigo Modesto de Abreu Rodrigo Modesto de Abreu	Chief Executive Officer (principal executive officer)

/s/ Camille Loyo Faria Camille Loyo Faria	Chief Financial Officer and Investor Relations Officer (principal financial officer)

* David Tavares Neves Nunes	Chief Accounting Officer (principal accounting officer)

* Eleazar de Carvalho Filho	Chairman of the Board of Directors

* Marcos Grodetzky	Vice-Chairman of the Board of Directors

* Henrique José Fernandes Luz	Director

* José Mauro Mettrau Carneiro da Cunha	Director

* Marcos Bastos Rocha	Director

* Maria Helena dos Santos Fernandes de Santana	Director

* Paulino do Rego Barros Jr.	Director

* Wallim Cruz de Vasconcellos Junior	Director

* Roger Solé Rafols	Director

/s/ Claudia Quintella Woods Claudia Quintella Woods	Director

* By:	/s/ Bernardo Kos Winik
Name:	Bernardo Kos Winik
Title:	Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of Oi S.A. – In Judicial Reorganization in the United States, has signed this registration statement in the City of New York, State of New York on April 30, 2020.

US Authorized Representative
COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
For and on behalf of Cogency Global Inc. Name: Colleen A. De Vries Title: Assistant Secretary